Exhibit 99.2

Wynn Resorts Announces Private Offering of $900 million Aggregate Principal Amount of Wynn Las Vegas Senior Notes due 2027
LAS VEGAS, May 4, 2017 (BUSINESS WIRE) - Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”), each an indirect wholly-owned subsidiary of Wynn Resorts, Limited, are offering $900 million aggregate principal amount of Senior Notes due 2027 (the “Notes”). Wynn Las Vegas, LLC plans to use the net proceeds from the offering and cash on hand to purchase any and all of the issuers’ outstanding $900 million aggregate principal amount of 5.375% First Mortgage Notes due 2022 (the “2022 Notes”) pursuant to a cash tender offer with respect to the 2022 Notes announced today. In addition, Wynn Las Vegas, LLC intends to satisfy and discharge the indenture governing the 2022 Notes and redeem any 2022 Notes not tendered.
The issuers will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act of 1933 or under any state securities laws. Therefore, the issuers may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This release contains forward-looking statements, including those related to the offering of Notes and whether or not the issuers will consummate the offering. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and Wynn Las Vegas, LLC’s and Wynn Resorts, Limited’s other periodic reports filed with the Securities and Exchange Commission. Neither Wynn

Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
SOURCE: Wynn Resorts, Limited
CONTACT:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7000
investorrelations@wynnresorts.com